Oraco Resources Announces Acquisition of Diamond and Gold Mining Operations in West Africa

TEMPE, AZ – (BUSINESS WIRE) – Oraco Resources, Inc. (“Oraco”) announced today that it has acquired the contractual rights for the disposition of diamonds, gold, and any other minerals recovered in both the Zimmi Town, Pujehun District and the Gbense Tailings No. 5 reserve in the Koidu Town, Kono District of Sierra Leone through the acquisition of 100% of the ownership of Oraco Resources, Inc., a Canadian corporation (“ORI”), and Jyork Industries, Inc., a Sierra Leone company (“Jyork”).

“Oraco’s main focus in Sierra Leone is to locate, prospect, and mine for diamonds, gold and other natural resources, while at the same time purchasing and exporting rough gem quality diamonds for sorting, polishing, cutting and sale,” said Brad Rosen, President.

“This acquisition and our transition from a private mining and export company to a public company is a major step in the implementation of our growth strategy,” said Charles Huggins, Jyork’s founder.

About Oraco:

Oraco, as a result of the acquisition of ORI and Jyork, is a diamond and gold mining and exporting company with operations in Sierra Leone. Oraco has a broad portfolio of capital investment opportunities that arise from Mr. Huggins’ extensive knowledge of the geology and history of diamond production and exportation in Sierra Leone as well as his long-term presence and established business relationships there. For more information, visit Oraco’s website at www.oracoresources.com .

Forward Looking Statements:

Portions of this press release contain forward-looking statements and involve risks and uncertainties that could materially affect expected results of operations, liquidity, cash flows and business prospects. Factors that could cause results to differ materially include, but are not limited to: global commodity pricing fluctuations; supply and demand considerations for Oraco’s products; not successfully completing, or any material delay of, any development of mining operations, acquisitions or dispositions; potential failure to achieve expected production from exploration projects; exploration risks such as unsuccessful mines; any general economic recession or slowdown domestically or internationally; higher-than-expected costs; potential liability for remedial actions under existing or future environmental regulations and litigation; potential liability resulting from pending or future litigation; general domestic and international political conditions; potential disruption or interruption of Oraco’s production or manufacturing or damage to facilities due to accidents, chemical releases, labor unrest, weather, natural disasters, political events or insurgent activity; failure of risk management; changes in laws or regulations; or changes in tax rates. Words such as “estimate”, “project”, “predict”, “will”, “would”, “should”, “could”, “may”, “might”, “anticipate”, “plan”, “intend”, “believe”, “expect” or similar expressions that convey the uncertainty of future events or outcomes generally indicate forward-looking statements. The United States Securities and Exchange Commission (SEC) permits mining companies, in their SEC filings, to disclose only reserves anticipated to be economically producible, as of a given date, by application of development projects to known accumulations. You should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Unless legally required, Oraco does not undertake any obligation to update any forward-looking statements as a result of new information, future events, or otherwise. U.S. investors are urged to consider carefully the disclosure in Oraco's Form 10-K and other filings, available on the Internet at http://www.sec.gov. You also can obtain a copy from the SEC by calling 1-800-SEC-0330.

Contact:

Chris Butchko, Executive Vice President

Office: 480-588-3388

Direct: 951-375-1352

Oraco Resources, Inc.

605 West Knox Road, Suite 102

Tempe, AZ 85284